Exhibit 99.1

SilverSun Technologies Reports Profitable Third Quarter 2018 Results

Company Posts Best Quarterly Revenue in Corporate History

EAST HANOVER, NJ, Nov. 13, 2018 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its third quarter results for the three and nine months ended September 30, 2018.

Financial Highlights for Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017:

●	Revenues increased to $11,287,058, rising 17.7% from $9,586,900.
●	Gross profit increased to $4,515,516, rising 19.2% from $3,787,858.
●	Software sales increased 4.2% to $1,677,780 from $1,609,924.
●	Services revenues totaled $9,609,278, increasing 20.5% from $7,976,976.
●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), plus share based compensation, were $515,240, decreasing 26.8% from $703,445.
●	Pre-tax income was $239,988, decreasing 55.7% from $541,305
●	Net income was $170,938, or $0.04 earnings per basic and diluted share, compared to net income of $317,823, or $0.07 earnings per basic share.

Financial Highlights for the Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017:

●	Total revenues rose 16.0% to $30,280,356 from $26,098,112.
●	Gross profit increased to $12,482,151, rising 18.0% from $10,578,995.
●	Software sales were $4,680,501, up 18.4% from $3,951,465.
●	Services revenues increased 15.6% to $25,599,855 from $22,146,647.
●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), plus share based compensation, were $1,012,437, decreasing 36.3% from $1,588,451.
●	Pre-tax income was $345,833, decreasing 65.6% from $1,004,172.
●	Net income was $246,537, or $0.05 earnings per basic and diluted share, compared to net income of $592,170, or $0.13 earnings per basic share.
●	As of September 30, 2018, the outstanding balance on the Company’s revolving bank line of credit was $0. The total amount available under the line is $2,000,000.
●	As of September 30, 2018, the Company had $1,808,089 in cash and cash equivalents; $2,086,706 in accounts receivable; long term debt of $1,302,496 and total stockholders’ equity of $4,540,249.

For more details on SilverSun’s third quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “This was an excellent quarter for SilverSun.  Our various growth initiatives continue to gain traction, and as a result, we reported the highest revenue we’ve ever generated in a single quarter.  In addition, our EBITDA margin (including share based compensation) rose to 4.6%, up from 2.2% in Q2 2018.  We continue to focus on improving our operating margins, and expect continued improvement in the coming quarters.

“The launch of our new Cybersecurity-as-a Service offering is going extremely well.  We currently have proposals outstanding to several enterprise customers which, if consummated, could result in recurring revenue to the Company of over $50,000 per month.  Given that this pipeline has been created only since July 1st of this year from a standing start, we are very excited about the opportunity that cybersecurity presents for us.  Our EDI application, MAPADOC, is now on the Sage Software pricelist, providing a new avenue of growth for the solution.  And our sales organization is delivering a record year in terms of sales to our ever increasing installed base of customers.”

Meller concluded, “All in all, we are extremely optimistic about our prospects for the balance of 2018, and look forward to continuing to deliver positive results for the benefit of all our stakeholders in the coming months and years ahead.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona, Seattle, Greensboro, and Southern California.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Mark Meller

973-632-8331

meller@silversuntech.com

Source: SilverSun Technologies, Inc.